SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 22, 2016

INTERNATIONAL STEM CELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51891	20-4494098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5950 Priestly Drive, Carlsbad, CA 92008

(Address of principal executive offices, including zip code)

(760) 940-6383

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales of Equity Securities

On August 15, 2016, International Stem Cell Corporation (the “Company”) filed its Quarterly Report on Form 10-Q for the period ended June 30, 2016 (the “August Quarterly Report”) reporting 3,231,236 shares outstanding as of August 12, 2016.

From August 13, 2016 through August 22, 2016, the Company has issued an additional 174,285 shares of common stock in transactions that were not registered under the Securities Act of 1933, with the issuances on August 22, 2016 resulting in an increase in the number of shares of common stock outstanding by more than 5% compared to the number of shares last updated in the August Quarterly Report. The Company has issued a total of 20,000 shares of common stock to holders of its Series I-1 Convertible Preferred Stock upon conversion of a portion of the shares of Series I-1 Convertible Preferred Stock. The shares of common stock issued upon conversion of shares of Series I-1 Convertible Preferred Stock were issued in reliance upon the exemption from registration in Section 3(a)(9) of the Securities Act of 1933. In addition, the Company issued 154,285 shares to Dr. Andrey Semechkin upon the exercise for cash of his Series B Warrants issued in the financing transaction completed in March 2016. The Company received total consideration of approximately $270,000 upon exercise of those warrants. The shares of common stock issued upon exercise of those warrants were issued in a private transaction in reliance upon the exemption from registration in Section 4(a)(2) of the Securities Act of 1933. Dr. Andrey Semechkin is the Company’s Co-Chairman and Chief Executive Officer. Reflecting these issuances, as of August 22, 2016, the Company had 3,396,521 shares of common stock outstanding.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Stem Cell Corporation

By:	/s/ Mahnaz Ebrahimi
Mahnaz Ebrahimi
Chief Financial Officer

Dated: August 24, 2016